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Thacher Proffitt [LOGO]                             Thacher Proffitt & Wood LLP
                                                 1700 Pennsylvania Avenue, N.W.
                                                                      Suite 800
                                                          Washington, DC  20006
                                                                 (202) 347-8400

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                                                                    www.tpw.com


April 5, 2007

VIA OVERNIGHT DELIVERY

Mr. Marc J. Bistricer
10 Prue Avenue, Suite 601
Toronto, Ontario
Canada M6B 1R4

      Re:  Westborough Financial Services, Inc.
           ------------------------------------

Dear Mr. Bistricer:

      Please be advised that the Board of Directors of Westborough Financial Services, Inc. has reviewed your letter dated March 27, 2007 and disagrees with the points you raise regarding the Board's consideration of your proposal, the merger agreement with Assabet Valley Bancorp and the disclosures contained in Westborough Financial's preliminary proxy materials.

      In addition, the Board of Directors, in accordance with its fiduciary duties, thoroughly reviewed your acquisition proposal, as revised in your letter. In the Board's view, your letter did nothing to alleviate most of the deficiencies contained in your original proposal, including the concerns we have expressed about obtaining regulatory approval for any transaction in which a mutual holding company would cede control of its bank subsidiary, as well as the lack of any benefits to Westborough's depositors, customers and community, which continue to be absent from your proposal. After consultation with its legal and financial advisors, the Board again determined that your proposal does not qualify as a "Superior Proposal," as defined in the merger agreement with Assabet. The Board also determined that neither further discussions with you, nor the provision of confidential information to you, would be reasonably likely to lead to a "Superior Proposal."

      As you are aware, pursuant to a provision in the merger agreement, these determinations by the Board of Directors preclude Westborough Financial from engaging in any discussions with you regarding your proposal. However, we have requested, and Assabet Valley Bancorp has provided Westborough Financial with, a limited waiver of that provision. As a result, without waiving any of Westborough Financial's or the Board's rights, Westborough Financial's Long Range Planning Committee (the "Committee"), which includes disinterested directors, is willing to meet with you to hear more about your proposal. Let me reiterate that Westborough Financial's Board of Directors has not determined that discussions with you would be reasonably likely to lead to a "Superior Proposal." Any meeting would only be for the purpose of


Marc J. Bistricer
April 5, 2007                                                           Page 2.


allowing you to provide further information to the Committee and would be subject to guidelines that will be established by the Committee and communicated to you (assuming that you would like to meet with the Committee). Please contact us if you are interested in arranging a meeting.

                                       Sincerely,

                                   /s/ Richard A. Schaberg

                                       Richard A. Schaberg


cc: Joseph F. MacDonough
    President and Chief Executive Officer
    Westborough Financial Services, Inc.